Exhibit 99.2

DESCRIPTION OF BUSINESS

The following description of our business is qualified in its entirety by, and shall be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Memorandum or otherwise attached hereto or incorporated by reference herein. Unless the context otherwise indicates, the “Company,” “IGI,” “we,” “our,” or “us” refers to IGI Laboratories, Inc., a Delaware corporation.

Overview

We develop, manufacture, fill and package topical semi-solid and liquid products for cosmetic, cosmeceutical and pharmaceutical customers. Our products are used for cosmetic, cosmeceutical and prescription applications for the treatment of symptoms of dermatitis, acne, psoriasis and eczema. We are building upon this foundation by filing our own ANDAs and continuing to expand into the prescription pharmaceutical arena. Our strategy is based upon three initiatives: increasing the current contract services business, developing a portfolio of generic formulations in topical dosage forms and creating unique opportunities around our licensed Novasome® technology. All of our product development and manufacturing is performed at our 25,000 sq.ft. facility in Buena, NJ.

Our Services and Products

Contract Services Business

We provide contract services to marketers of topical formulations. These customers contract with us for formulation development and/or manufacturing of products which are marketed in the customer’s brand. These products range from pure cosmetic formulations sold by retail to the public, to prescription formulations promoted to physicians.

Our development and manufacturing capabilities encompass product formulation, scale-up, regulatory, quality assurance and in-house validation, as well as commercial manufacture. We formulate products in a broad range of topical semi-solid and liquid dosage forms, including: creams, ointments, gels, liquids, lotions and solutions for dermatologic and cosmetic applications. In addition to developing generic versions of innovator drug products, we have the capability to utilize our proprietary encapsulation delivery system in either the development of new products or the reformulation of existing products for our partners.

We offer our customers full turnkey manufacturing services, from ordering raw materials and packaging components to compounding, filling and packaging. We offer flexibility in manufacturing, from pilot batches to large commercial batches, from simple liquid solutions to challenging cream formulations; and in packaging, with high-speed filling and packaging of bottles, jars, pumps and tubes. We also assist customers in package design and selection of the appropriate container and secondary packaging based upon the product’s intended use and target audience. We supply our customers with fully-packaged and tested, ready-for-sale finished products.

We believe that contract manufacturing services will continue to be crucial to our success. The customer base for these services are pharmaceutical companies, as well as cosmetic, cosmeceutical and over-the-counter (“OTC”) product marketers who require product development/manufacturing support. This is a highly-competitive market with a number of larger, greater-resourced companies offering similar services. We intend to continue to create niche opportunities by providing high quality, customer-oriented service.

Our contract services customers include pharmaceutical companies, for whom we formulate, test and/or manufacture prescription pharmaceutical products. Currently, we manufacture generic drugs as well as prescription products which are regulated as medical devices and dispensed through the pharmacy.

An integral part of our strategy is to partner with leading pharmaceutical and skin care companies. We intend to assist our partners in developing and manufacturing products for sale in the pharmaceutical and OTC markets.

In August 2010, we entered into a Turnkey Manufacturing Services Agreement with The NeoStrata Company. NeoStrata, headquartered in Princeton, NJ, is an internationally-recognized leader in skin care products. Its products, which are primarily cosmeceutical products, are marketed worldwide through consumer outlets, physician’s offices and spas. Under the terms of the agreement, IGI is responsible for supplying NeoStrata fully-packaged, ready-for-sale product.

In September 2010, we entered into a product development agreement to provide formulation, development and manufacturing for a New Drug Application (“NDA”) topical product for a specialty pharmaceutical company. Under the arrangement, we are responsible for product formulation, stability, the manufacture of clinical materials, scale up and preparation of regulatory filings.

In May 2010, we entered into a product development and supply agreement with Impax Laboratories of Hayward, CA, a leading marketer of prescription pharmaceutical products. Under the agreement, we will be responsible for developing two topical drug product candidates, obtaining FDA marketing approvals and manufacturing the commercial products for Impax.

IGI’s Pharmaceutical Business

We are leveraging our expertise in pharmaceutical formulation and manufacturing to expand our own product offerings. We are focused on developing a portfolio of topical generic drug products via the ANDA route. ANDAs are submitted to the FDA for generic drug products that are bioequivalent versions of innovator brand drug products. ANDA approval by the FDA allows for the interchangeability in the United States of the generic product with the innovator drug, meaning that the generic version may be substituted for the brand product by either a physician or pharmacist when dispensing a prescription.

In September 2010, we filed our first ANDA with the FDA in our own name. We have a number of additional product candidates in various pre-ANDA-filing stages of development. We anticipate filing 4 to 6 ANDAs per year on an ongoing basis, assuming sufficient financial resources to support these product development plans.

We believe the topical market to be an attractive one. The U.S. market for topical drug products is estimated at $8-10 billion by IMS Health, a small segment of the estimated $300 billion pharmaceutical market. Topical drugs are defined as those intended for local external application, meaning used on the skin, scalp, eyes, ears, and outer areas of the vagina and anus. They come in a variety of dosage forms: creams, ointments, lotions, gels, solutions and suspensions. Topical drugs are unique in that they are not intended to enter the bloodstream.

As a result, topical products have distinctive requirements for demonstrating bioequivalence in the context of an ANDA. The sponsor of an ANDA can reference the innovator’s original new drug application for safety and efficacy data, thus avoiding the costly studies required to demonstrate these qualities. It is the responsibility of the ANDA sponsor to demonstrate bioequivalence to the innovator drug product. For topical drugs there are three means of addressing bioequivalence: by requesting a waiver from FDA for certain older products and solutions, performing vasoconstriction studies for corticosteroids and by performing comparative clinical trials against the innovator drug for products indicated for the treatment of acne, rosacea, fungal infections, bacterial infections and viral infections of the skin. We intend to develop, submit an application for, and market topical drugs meeting all three bioequivalence requirements.

Novasome® Technology Platform

We have an exclusive license for use of the patented Novasome® encapsulation technology in topical formulations, from Novavax, Inc., until December 11, 2015. The technology utilizes non-phospholipid structures for enhanced absorption via topical delivery of pharmaceuticals and cosmeceuticals. The Novasome® technology is inexpensive to manufacture, and its structures are stable, biodegradable, and highly hydrophobic and hydrophilic, making them suitable for a wide range of topical applications. We believe that Novasome® encapsulation provides the following benefits:

•	Improved product stability;
•	Reduced skin irritation;
•	Extended release of active ingredients;
•	Improved skin permeation;
•	Improved product aesthetics; and
•	Allowance of novel product forms.

Our Novasome® technology has been successfully used in a number of OTC products, including cosmetic and cosmeceutical products. We intend to continue to pursue collaboration opportunities with established skin care and pharmaceutical companies seeking to develop topical products with unique properties that allow us to utilize and capitalize on the Novasome® license. In addition, we will explore line extension opportunities through innovative packaging or alternate dosage forms of existing pharmaceutical molecules.

Many of the Novasome® patents under this license have expired and more will expire before this license terminates on December 11, 2015. We have already filed our own patents based on this technology. An integral piece of this technology is manufacturing know-how which will not be lost as a result of the expiration of the license. As we continue to implement our new strategy, we believe that sales related to the Novasome® technology will constitute a smaller percentage of our sales in the future.

Our Competitive Strategy

Our goal is to become a leading provider of contract service solutions for topical cosmetic, cosmeceutical and pharmaceutical products and to become a leading developer of generic topical, semi-solid and liquid cosmetic, cosmeceutical and pharmaceutical products. The key elements of our strategy include:

Continue to Expand Relationships with Customers. We have developed strong customer relationships, which we believe provide us with both recurring revenue streams from those customers and opportunities to increase our product offerings to our customers. Historically, our revenue from our top 3 customers has increased 384% over the past two years. We intend to continue to capitalize on our strong customer relationships to increase our contract services revenues.

Leverage Experience to Expand Contract Services. Our senior management team has significant experience in product selection, formulation, methods development and regulatory affairs for topical pharmaceutical products. We intend to continue to leverage this significant experience to expand our contract services relationships with our current customers and to provide our contract development, manufacturing, filling and packaging services to new customers.

Develop Generic Pharmaceuticals. We intend to continue to identify topical products that can be developed on a generic basis and leverage our expertise in pharmaceutical formulation and manufacture to expand our own product offerings. Through the ANDA process, we intend to develop several topical products and then leverage our internal R&D, licensing and other business development relationships to market these products through sales partners.

Leverage our Flexible Manufacturing Capabilities. We have a FDA-registered, cGMP-compliant facility that is equipped for manufacturing topical, semi-solid and liquid products. The design and configuration of our manufacturing facility provides flexibility in manufacturing batch sizes from 250 kg up to 4,000 kg. We intend to leverage this flexibility and capacity to increase our contract services business and further advance our generic product development.

Diversify our Revenues. Currently, all of our revenue comes from our contract services and licensing of the Novasome® technology platform. We intend to diversify the sources of our income by increasing our focus on the identification, development, manufacturing and sales of generic topical products. We believe that growth of the pharmaceutical market and the relatively few competitors in the topical generic market, present attractive revenue growth and diversification opportunities for us.

Our Customers

We have successfully broadened our customer base for our contract services business to increase our revenue growth. Our customers in the contract services business generally consist of pharmaceutical companies as well as cosmetic, cosmeceutical and OTC product marketers who require product development/manufacturing support. Based on product sales, we have three (3) major customers in our contract services business. Major customers are defined as having sales for the latest fiscal year equal to or greater than 10% of that year’s total gross product sales. The loss of any of these customers would have a material adverse effect on us. In 2009, we had sales to three customers which individually accounted for more than 10% of the our product sales in our contract services business. These customers had sales of $780,000, $512,000 and $380,000, respectively, which in the aggregate represented 52% of revenues from product sales. Accounts receivable related to our major customers comprised 67% of all accounts receivable as of December 31, 2009. In 2008, we had sales to four (4) customers which individually accounted for more than 10% of our product sales in our contract services business. These customers had sales of $615,000, $555,000, $555,000 and $471,000, respectively, which in the aggregate represented 65% of revenues from product sales. Although we are beginning to focus on entering the topical generic drug market, we have not earned any revenue from this line of business to date.

Research and Development

Our R&D activities are integral to our business and the majority of such activities are conducted at our facility in Buena, New Jersey. Our R&D department consists of eight full-time employees and their responsibilities include: formulation, reverse engineering, methods development, analytical and microbiologic testing and scale up. Our employees have specific expertise in developing topical products in a wide range of dosage forms, including simple solutions through complex creams. All ANDA development is conducted in-house except for bioequivalence testing, which is performed by a qualified contract research organization. From time to time we may send incidental product testing to outside laboratories as well.

We expect to incur approximately $1,350,000 R&D expenses in 2010 and we have incurred approximately, $750,000 and $500,000 in R&D expenses in 2009 and 2008, respectively.

Sales and Marketing

Our sales and marketing activities are currently focused on increasing our contract development and manufacturing activities. We currently have two full-time employees devoted to this effort. We offer our contract manufacturing services directly to our customer base of cosmetic and OTC customers. These products are sold to the public under the brand of our customer.

The initial group of prescription ANDAs will be marketed to national chain drug stores and drug wholesalers by carefully-selected established partners. These partners will be responsible for sales and marketing of our manufactured generic products. We are also evaluating the timing for launching our own sales force for marketing our own generic pharmaceutical products. To date, we have filed only one ANDA with the FDA in our own name.

We will also look to out-license in-house developed products arising from Novasome® technology and products that are granted market exclusivity. This technology consists of the technology we license from Novavax, Inc. as well as our own patented technology.

Competition

The contract manufacturing services market is highly competitive and includes larger organizations with substantially greater resources than us. Many of our competitors are those companies that commercialize and/or manufacture their required products at their own facilities. These competitors include major pharmaceutical companies, generic drug manufacturers and consumer health product companies who have substantially greater manufacturing, R&D, marketing and financial resources than us and, in some cases, have more geographically diversified international operations. We compete specifically with a number of different privately held companies, including DPT Laboratories, Ltd. and Harmony Labs, Inc. Although this market is competitive, the competition is somewhat limited due to the need for specific expertise in topical and cGMP facilities. We believe that we have the expertise required and that we will continue to create opportunities in this market by providing high quality, customer-oriented service.

With respect to our development of pharmaceutical and cosmetic products, once we launch our first generic product, we will face competition in the topical generic drug market from other generic drug manufacturers and brand-name pharmaceutical companies through authorized generics, existing brand equivalents and manufacturers of therapeutically similar drugs. Although there are a significant number of competitors in the generic drug market, there are fewer competitors in the topical generic drug market. The three dominant companies in the topical generic drug market consist of Taro Pharmaceutical Industries, Ltd., Nycomed International Management GmbH and Perrigo Company. Collectively, these three competitors control approximately fifty percent (50%) of the generic topical market. We believe the concentrated nature of the topical generic drug market creates an opportunity for us. We believe we will be able to compete based on a variety of factors, including our competitive pricing, our high-quality products and our wide assortment of products, our customer service, and availability of and approvals for new products.

Government Regulation and Regulatory Proceedings

The R&D, manufacturing and marketing of our products are subject to extensive regulation by the FDA and by other federal, state and local entities, which regulate, among other things, R&D activities, testing, manufacturing, labeling, storage, record keeping, advertising and promotion of pharmaceutical and OTC products.

The Federal Food, Drug and Cosmetic Act, the Public Health Services Act, the Controlled Substances Act and other federal statutes and regulations govern or influence our business. Noncompliance with applicable requirements can result in fines and other judicially imposed sanctions, including product seizures, injunction actions and criminal prosecutions. In addition, administrative remedies can involve voluntary recall of products, and the total or partial suspension of products as well as the refusal of the government to approve pending applications or supplements to approved applications. The FDA also has the authority to withdraw approval of drugs in accordance with statutory due process procedures.

FDA approval is required before any dosage form of any new unapproved drug, including a generic equivalent of a previously approved drug, can be marketed. All applications for FDA approval must contain information relating to product formulation, stability, manufacturing processes, packaging, labeling and quality control. To obtain FDA approval for an unapproved new drug, a prospective manufacturer must also demonstrate compliance with the FDA's cGMP regulations as well as provide substantial evidence of safety and efficacy of the drug product. Compliance with cGMP is required at all times during the manufacture and processing of drugs. Such compliance requires considerable Company time and resources in the areas of production and quality control.

We are subject to the periodic inspection of our facilities, procedures and operations and/or the testing of our products by the FDA and other authorities, which conduct periodic inspections to ensure that our facilities remain in compliance with cGMP regulations. In addition, in connection with its review of our applications for new products, the FDA conducts pre-approval and post-approval reviews and plant inspections to determine whether our systems and processes comply with cGMP and other FDA regulations. Our last FDA inspection took place in August 2009 and the FDA did not report any violations of cGMP regulations.

Typically, after the FDA completes its inspection, it will issue the Company a report on Form 483, containing the FDA's observations of possible violations of cGMP. Such observations may be minor or major in nature. The degree of severity of the observation is generally determined by the time necessary to remediate the cGMP violation, any consequences upon the consumer of the Company's drug products, and whether the observation is subject to a warning letter from the FDA. FDA guidelines specify that a warning letter be issued only for violations of “regulatory significance” for which the failure to adequately and promptly achieve correction may be expected to result in an enforcement action. The failure of a facility to be in compliance may lead to regulatory action that could result in production interruptions, product recalls or delays in drug approvals.

The two most frequently used applications seeking FDA approval to market and sell a drug product in the United States are:

1)

NDA. Generally, the NDA procedure is required for drugs with active ingredients and/or with a dosage form, dosage strength or delivery system of an active ingredient not previously approved by the FDA. We do not have any NDAs pending approval with the FDA as of September 30, 2010.

2)

ANDA. The Hatch-Waxman Act established a statutory procedure for submission of ANDAs to the FDA covering generic equivalents of previously approved brand-name drugs. Under the ANDA procedure, an applicant is not required to perform clinical and pre-clinical studies, but instead is only required to provide data illustrating that the generic drug formulation is bio-equivalent to a previously approved drug.

The FDA may deny an ANDA if applicable regulatory criteria are not satisfied. The FDA may withdraw product approvals if compliance with regulatory standards is not maintained or if new evidence demonstrating that the drug is unsafe or lacks efficacy for its intended uses becomes known after the product reaches the market.

FDA policy and its stringent requirements have increased the time and expense involved in obtaining ANDA approvals and in complying with the FDA's cGMP standards. The ANDA filing and approval process takes approximately 12 to 20 months but may at times take even longer. The timing of final FDA approval of ANDA applications depends on a variety of factors, including whether or not the maker of the applicable branded drug is entitled to the protection of one or more statutory exclusivity periods, during which the FDA is prohibited from approving generic products. In certain circumstances, a regulatory exclusivity period can extend beyond the life of a patent, and thus block ANDAs from being approved on the patent expiration date. For example, the FDA may now extend the exclusivity of a product by six months past the date of a patent expiration if the manufacturer undertakes studies on the effect of their product in children (a so-called “pediatric extension”). FDA approval is required before each dosage form of any new drug can be marketed. Applications for FDA approval must contain information relating to bio-equivalency, product formulation, raw material suppliers, stability, manufacturing processes, packaging, labeling and quality control. FDA procedures require full-scale manufacturing equipment to be used to produce test batches for FDA approval. Validation of manufacturing processes by the FDA also is required before a company can market new products. The FDA conducts pre-approval and post-approval reviews and plant inspections to enforce these rules. Supplemental filings are required for approval to transfer products from one manufacturing site to another and may be under review for a year or more. In addition, certain products may only be approved for transfer once new bio-equivalency studies are conducted.

The Hatch-Waxman Act provides incentives for generic pharmaceutical manufacturers to challenge patents on branded pharmaceutical products and/or their methods of use, as well as to develop non-infringing forms of the patented subject matter. The law requires the challenger to ensure that such suits are not frivolous but also offers the opportunity for significant financial reward if the challenge is successful.

If there is a patent listed in the FDA's Orange Book at the time of filing an ANDA with the FDA and the generic drug company intends to market the generic equivalent prior to the expiration of that patent, the generic company files with its ANDA a certification asserting that the patent is invalid, unenforceable and/or not infringed (a so-called "Paragraph IV Certification"). After receiving notice from the FDA that its application is acceptable for filing, the generic company sends the patent holder and the holder of the NDA for the brand-name drug a notice explaining why it believes that the patents in question are invalid, unenforceable or not infringed. Upon receipt of the notice from the generic company, the patent holder has 45 days during which to bring a patent infringement suit in federal district court against the generic company if it wishes to obtain an automatic stay of FDA approval. The discovery, trial and appeals process in such suits can take several years.

If a suit is commenced by the patent holder within 45 days, the Hatch-Waxman Act provides for an automatic stay on the FDA's ability to grant final approval of the ANDA for the generic product. The period during which the FDA may not approve the ANDA and the patent challenger therefore may not market the generic product is 30 months, or such shorter or longer period as may be ordered by the court. The 30-month period may or may not, and often does not, coincide with the timing of the resolution of the lawsuit or the expiration of a patent, but if the patent challenge is successful or the challenged patent expires during the 30-month period, the FDA may approve the generic drug for marketing, assuming there are no other obstacles to approval such as exclusivities given to the NDA holder.

Under the Hatch-Waxman Act, the developer of a proposed generic drug which is the first to file and have its ANDA accepted for filing by the FDA, and whose filing includes a Paragraph IV Certification, may be eligible to receive a 180-day period of generic market exclusivity. This period of market exclusivity may provide the patent challenger with the opportunity to earn a return on the risks taken and its legal and development costs and to build its market share before competitors can enter the market.

The Generic Drug Enforcement Act of 1992 establishes penalties for wrongdoing in connection with the development or submission of an ANDA by authorizing the FDA to permanently or temporarily bar companies or individuals from submitting or assisting in the submission of an ANDA, and to temporarily deny approval and suspend applications to market off-patent drugs. The FDA has authority to withdraw approval of an ANDA under certain circumstances and to seek civil penalties. The FDA can also significantly delay the approval of a pending ANDA under certain circumstances and to seek civil penalties. The FDA can also significantly delay the approval of a pending ANDA under its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy.” Manufacturers of drugs must also comply with the FDA's cGMP standards or risk sanctions such as the suspension of manufacturing or the seizure of drug products and the FDA's refusal to approve additional ANDAs.

We are also subject to regulation under other federal, state and local regulations regarding work place safety, environmental protection and hazardous substance controls, among others.

Reimbursement legislation, such as Medicaid, Medicare, and other programs, governs reimbursement levels. All pharmaceutical manufacturers rebate to individual states a percentage of their revenues arising from Medicaid-reimbursed drug sales. Generic drug manufacturers currently rebate an applicable percentage of calculated average manufacturer price (“AMP”) marketed under ANDAs. We believe that the federal and state governments may continue to enact measures in the future aimed at reducing the cost of drugs and devices to the public. We cannot predict the nature of such measures or their impact on our profitability.

Environmental Matters

Our operations are subject to a variety of environmental, health and safety laws and regulations, including those of the United States Environmental Protection Agency and equivalent state and local regulatory agencies. These laws and regulations govern, among other things, air emissions, wastewater discharges, the use, handling and disposal of hazardous substances and wastes, soil and groundwater contamination and employee health and safety. Our manufacturing facility uses, in varying degrees, hazardous substances in its processes. Contamination at our facility can result and has resulted in liability to us, for which we have recorded appropriate reserves as needed. For example, two of the Company’s facilities are currently undergoing remediation of environmental contamination. See “Note 13 to the Company’s Consolidated Financial Statements which are a part of its Form 10-K for the year ended December 31, 2009, which is attached hereto as Exhibit B.

Intellectual Property

To compete effectively, we need to develop and maintain a proprietary position with regard to our own technology, product candidates and business. Our goal is to safeguard our trade secrets and know-how, attain, maintain and enforce patent protection for our product candidates, formulations, processes, methods and other proprietary technologies, and operate without infringing on the proprietary rights of others. We seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates and any future product candidates, proprietary information and proprietary technology. We seek to achieve this protection through a combination of contractual arrangements and patents.

We depend upon the skills, knowledge, experience and know-how of our management and R&D personnel, as well as that of our consultants, advisors and collaborators. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on confidentiality agreements to protect our interests. We require our employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to any other parties. We also require our employees and consultants to disclose and assign to use their ideas, developments, discoveries and inventions. We understand that these agreements may not provide us with adequate protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosure.

We also seek to obtain patent protection when necessary and we understand that this may not provide us with complete protection against competitors who may attempt to circumvent our patents.

Facility and Operations

Our executive administrative offices are located in Buena, New Jersey, in a 23,042 square foot facility built on 2.8 acres of land in 1995, which we own. This facility is also used for production, product development, marketing and warehousing for our pharmaceutical, cosmeceutical and cosmetic products. Our manufacturing capabilities encompass a full suite of competencies including regulatory, quality assurance and in-house validation.

The facility is equipped to manufacture semi-solids, ointments, gels and liquids in solution form. The facility is also configured to provide flexibility in manufacturing. Pilot batches typically range from 30 to 250 kg, while commercial batches may range from 250 to 4,000 kg.

We operate our facility in accordance with GMP, utilizing the same high standards as our pharmaceutical customers. Our facility is registered with the FDA. We believe that our facility and equipment are in good condition, are well maintained and are able to operate at present levels. Our manufacturing operations are focused on regulatory compliance, continuous improvement, process standardization and excellence in execution across the organization.

Employees

On September 30, 2010, we had a total of 34 full-time employees. In addition, as the need arises, we occasionally utilize short-term, part-time employees who are paid on an hourly basis. We do not have a collective bargaining agreement with our employees and we believe that our employee relations our good.

Recent Developments

In May 2010, we entered into a product development and supply agreement with Impax Laboratories of Hayward, CA, a leading marketer of prescription pharmaceutical products. Under the agreement, we will be responsible for developing two topical drug product candidates, obtaining FDA marketing approvals and manufacturing the commercial products for Impax.

In May 2010, we were notified by NYSE Amex that we were below certain of the NYSE Amex continued listing standards. On June 24, 2010, we submitted a plan to NYSE Amex for compliance with the continued listing standards. On August 6, 2010, NYSE Amex notified us that it accepted our plan of compliance and granted us an extension until February 25, 2011 to regain compliance with the continued listing standards.

In August 2010, we entered into a Turnkey Manufacturing Services Agreement with The NeoStrata Company. NeoStrata, headquartered in Princeton, NJ, is an internationally-recognized leader in skin care products. Its products, which are primarily cosmeceutical products, are marketed worldwide through consumer outlets, physician’s offices and spas. Under the terms of the agreement, we are responsible for supplying NeoStrata fully-packaged, ready-for-sale products.

In August 2010, all of the issued and outstanding shares of our Series B-1 Convertible Preferred Stock, par value $0.01 per share automatically converted into an aggregate of 15,692,824 shares of our Common Stock in accordance with the terms and conditions set forth in the Certificate of Designation of the Rights and Preferences of Series B-1 Convertible Preferred Stock and Series B-2 Preferred Stock.

In September 2010, we entered into a product development agreement to provide formulation, development and manufacturing for a NDA, topical product for a specialty pharmaceutical company. Under the arrangement, we are responsible for product formulation, stability, the manufacture of clinical materials, scale up and preparation of regulatory filings.

Summary Financial Data

The following table summarizes our audited financial results for the years ended December 31, 2009 and December 31, 2008 and the unaudited results for the six months ended June 30, 2010. You should read this summary financial data in conjunction with the financial statements and corresponding notes included in our Annual Report on Form 10-K for the year ended December 31, 2009, attached hereto as Exhibit B and incorporated by reference herein and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, attached hereto as Exhibit D and incorporated by reference herein:

	Twelve Months Ended December 31,		Six Months Ended June 30,
	2009	2008	2010
	(in thousands)		(in thousands)
Revenues:
Product sales, net	$ 3,203	$ 3,376	$ 2,283
Licensing and royalty income	294	420	158
Research and development income	281	273	183
Total Revenues	3,778	4,069	2,624
Costs and Expenses:
Cost of sales	3,527	2,851	2,473
Selling, general and administrative	3,602	2,777	1,722
Product development and research expenses	740	502	655
Operating Loss	(4,091)	(2,061)	(2,226)
Interest income (expense), net	(938)	(15)	3
Other income, net	1	28	-
Loss before benefit from income taxes	(5,028)	(2,048)	(2,223)
Benefit from income taxes	108	196	-
Net loss	$(4,920)	$(1,852)	$(2,223)